Exhibit 99.1

Notice of Blackout Period to

Directors and Executive Officers of AECOM — Merger of Retirement Plans

AECOM expects that the AECOM 401(k) Retirement Plan (the legacy URS 401(k) plan), the Hunt Corporation Retirement Savings Plan and the McNeil Technologies, Inc. 401(k) Plan will merge into the AECOM Retirement & Savings Plan (each a “Plan” and collectively, the “Plans”) on July 1, 2016.  To effect the merger of the Plans, we will institute a blackout period during which certain Plan participants cannot engage in Plan transactions, including changing contribution rates, directing or diversifying investments, or obtaining a loan, withdrawal, or distribution (the “Blackout Period”).

The Blackout Period is expected to begin on June 15, 2016 and end during the week of July 11, 2016.   You can determine whether the Blackout Period has begun or ended by contacting Bernie Knobbe, Corporate VP Global Benefits, Human Resources, (213) 593-8054.

If the Blackout Period begins as expected on June 15, this should have no effect on you since as a director or executive officer you are already precluded during this Blackout Period from trading in AECOM securities under AECOM’s regular trading window, which would be closed during that time.  Please note the Blackout Period does not affect any transactions made in an established 10b5-1 plan, per prior elections in AECOM’s Employee Stock Purchase Plan or non-AECOM 401(k)/Hunt Retirement Savings Plan transactions for certain individuals.

Nevertheless, we are required by Sarbanes-Oxley and Regulation BTR to inform you that, during the Blackout Period, you are generally prohibited from directly or indirectly purchasing, selling, or otherwise transferring any equity security of AECOM, regardless of whether you participate in the Plans.

If you have any questions concerning the Blackout Period, please contact Bernie Knobbe by phone at (213) 593-8054, or you may write to AECOM, 1999 Avenue of the Stars, Suite 2600, Los Angeles, CA, 90067, Attn: Bernie Knobbe, Corporate VP Global Benefits, Human Resources.